EXHIBIT 10.1

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 30, 2020 by and among CATASYS, INC., a Delaware corporation (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A.  The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Note Purchase Agreement, dated as of September 24, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;
B. The Company has requested an amendment to the Note Purchase Agreement, and subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Amendment is willing to do so;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.Section 1.1 of the Note Purchase Agreement is hereby amended by replacing the defined term “Leverage Changeover Date” in its entirety with the following:
“‘Leverage Changeover Date’ means the date first occurring after five (5) full Fiscal Quarters following the Closing Date and corresponding to the earlier of (i) June 30, 2021 or (ii) the date on which Company and its Subsidiaries have delivered Compliance Certificates under Section 5.1(d) evidencing a Leverage Ratio (calculated based on Consolidated Adjusted EBITDA) less than or equal to 6.00:1.00.”
2.Section 3.2 of the Note Purchase Agreement is hereby amended by replacing clause (a)(vii) thereof in its entirety with the following:

“(vii) As of such Credit Date, (x) from the Closing Date until the Leverage Changeover Date, Consolidated Total Debt determined as of such date after giving effect to the Notes to be issued shall not exceed the product of Consolidated Adjusted Revenue multiplied by 0.675 and (y) on and after the Leverage Changeover Date, the Leverage Ratio determined as of such date after giving effect to the Notes to be issued shall not exceed the maximum Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.8, in each case, as certified by the Chief Financial Officer in the Chief Financial Officer’s Funding Certificate and evidenced by reasonably detailed calculations;”
3.Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (b) thereof in its entirety with the following:
“(b)  Fixed Charge Coverage Ratio. Following the Leverage Changeover Date, Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2021, to be less than the correlative ratio indicated below:

Fiscal Quarter End Date	Fixed Charge Coverage Ratio
On or before December 31, 2021	1.50:1.00
March 31, 2022 through December 31, 2022	1.75:1.00
March 31, 2023 until the Maturity Date	2.00:1.00

4.Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (c) thereof in its entirety with the following:
“(c)  Leverage Ratio.
(i)Prior to the Leverage Changeover Date, Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, to be greater than the correlative ratio indicated below:

Fiscal Quarter End Date	Leverage Ratio
September 30, 2019	1.20:1.00
December 31, 2019	1.20:1.00
March 31, 2020	1.20:1.00
June 30, 2020	0.75:1.00
September 30, 2020	0.75:1.00
December 31, 2020	0.75:1.00
March 31, 2021	0.50:1.00

(ii)On or after the Leverage Changeover Date, Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, to be greater than the correlative ratio indicated below:

Fiscal Quarter End Date	Leverage Ratio
On or before June 30, 2021	6.00:1.00
September 30, 2021	5.50:1.00
December 31, 2021	5.00:1.00
March 31, 2022	4.50:1.00
June 30, 2022	4.00:1.00
September 30, 2022	3.50:1.00
December 31, 2022 until the Maturity Date	3.00:1.00

5. Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (d) thereof in its entirety with the following:

“(d) Consolidated Adjusted EBITDA. Company shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated below:

Fiscal Quarter	Consolidated Adjusted EBITDA
September 30, 2019	-$17,250,000
December 31, 2019	-$24,000,000
March 31, 2020	-$28,500,000
June 30, 2020	-$23,750,000
September 30, 2020	-$16,500,000
December 31, 2020	-$7,750,000
March 31, 2021	$0
June 30, 2021	$10,000,000
September 30, 2021	$15,000,000
December 31, 2021 until the Maturity Date	$20,000,000

For the purposes of determining compliance with the covenant set forth in this Section 6.8(d) following consummation of a Permitted Acquisition each of the minimum Consolidated Adjusted EBITDA amounts set forth in this Section 6.8(d), following the consummation date, shall be increased by 100% of Consolidated Adjusted EBITDA of the entity or assets being acquired for the four Fiscal Quarter period most recently ended prior to the consummation of such Permitted Acquisition.”

6. Section 6.8 of the Note Purchase Agreement is hereby amended by replacing clause (h) thereof in its entirety with the following:
“(h) Minimum Consolidated Liquidity. Company shall not permit Consolidated Liquidity at any time (i) on or prior to September 30, 2020 to be less than $7,500,000, (ii) after September 30, 2020 but prior to the Leverage Changeover Date to be less than the greater of (x) $10,000,000 and (y) an amount equal to the product of 2.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending, and (iii) on or after the Leverage Changeover Date to be less than the greater of (x) $5,000,000 and (y) an amount equal to the product of 3.00 multiplied by the absolute value of any negative Consolidated Adjusted EBITDA for the three month period then ending.”
7. Section 6.8 of the Note Purchase Agreement is hereby by replacing clause (i) thereof in its entirety with the following:
“(i) Minimum Revenue. Company shall not permit Consolidated Recurring Revenue as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2019, for the two Fiscal Quarter period then ended, on an annualized basis, to be less than the correlative amount indicated below:

Fiscal Quarter End Date	Consolidated Adjusted Revenue
September 30, 2019	$26,750,000
December 31, 2019	$31,750,000
March 31, 2020	$40,500,000
June 30, 2020	$55,500,000
September 30, 2020	$75,000,000
December 31, 2020 until the Maturity Date	$90,000,000

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Amendment shall not become effective, and the Note Parties shall have no rights under this Amendment, until the Purchaser shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Purchase Agreement (including reasonable fees, charges and disbursements of counsel to the Purchaser) and (ii) each of the following documents, in form and substance satisfactory to the Purchaser:

(a)executed counterparts to this Amendment from the Company and the Purchaser; and

(b)current insurance certificates demonstrating the director and officer insurance maintained pursuant to Section 5.5 of the Note Purchase Agreement.

C. REPRESENTATIONS

To induce the Purchaser and the Collateral Agent to enter into this Amendment, each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1. Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2. The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Note Documents. As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto. To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2. [Reserved].

3. Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement. This Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Amendment.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Release. (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Amendment or any instrument executed on or prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents. The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein. No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document. The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise. Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

CATASYS, INC., as the Company and as a Note Party

By: _/s/ Brandon LaVerne___________________
Name: Brandon LaVerne
Title: Chief Financial Officer

[Signature Page to First Amendment to Note Purchase Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Purchaser

By: /s/ Greg Watts
Name: Greg Watts
Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By: /s/ Greg Watts
Name: Greg Watts
Title: Senior Vice President

[Signature Page to First Amendment to Note Purchase Agreement]